UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________________

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2007 (December 6, 2007)

JOURNAL REGISTER COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12955	22-3498615
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

790 Township Line Road, Yardley, Pennsylvania		19067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 504-4200

Not Applicable (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
CFR 240.13e-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

     On December 6, 2007, Journal Register Company (the “Company”) entered into an amendment (the “Amendment”) to the Amended and Restated Credit Agreement dated as of January 25, 2006 between the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Credit Agreement”). The Company’s obligations are fully and unconditionally guaranteed by certain of our Subsidiaries. Borrowings under the Credit Agreement are collateralized by substantially all of our assets and the assets of our Subsidiaries. The capitalized terms used herein but not herein defined shall have the meanings as defined in the Credit Agreement.

     Among other matters, the Amendment reduced the borrowing limit under the Revolving Credit Commitments from $375 million to $200 million and under Incremental Loan Commitments from $500 million to $250 million (subject to compliance with the Total Leverage Ratio requirements in effect prior to the Amendment with respect to the Incremental Loan Commitments). The Amendment also relaxed certain financial covenants by increasing the maximum Total Leverage Ratio and decreasing the minimum Interest Coverage Ratio. Certain modifications were also made to the addbacks used in calculating the Total Leverage Ratio. The Amendment requires the mandatory prepayment of the Net Proceeds from certain Dispositions and eliminates reinvestment rights of such Net Proceeds, subject to a $25 million basket and certain exceptions relating to Casualty Event proceeds. The Amendment also modifies certain of the restrictive covenants to limit the Company’s ability to (i) make Restricted Payments, including paying dividends or stock repurchases, (ii) make acquisitions in excess of $50 million in the aggregate and (iii) dispose of assets in excess of $200 million, in each case subject to a number of qualifications and exceptions.

     The Amendment increased the Applicable Margin on borrowings (i) with respect to Eurodollar Loans to LIBOR plus 2.50% and (ii) with respect to Base Rate Loans to the base rate plus 1.50%, with a .25% step-up in such rates if the Total Leverage Ratio exceeds 6.25 to 1.00. The commitment fee was increased to .50% per annum.

     In connection with the execution and delivery of the Amendment, the Company paid each lender an amendment fee in an amount equal to .25% of the sum of such lender’s Revolving Credit Commitment and Term Loans outstanding as of December 7, 2007. The Company also paid JPMorgan an arrangement fee in connection with the Amendment. The Company paid the lenders an additional payment in respect of additional interest and commitment fees for the first quarter of 2007 pricing period.

     The Company expects to write-off approximately $1.6 million of deferred loan costs associated with the Credit Agreement. This will be a non-cash item reflected in the Company's fourth quarter 2007 financial statements.

     Several of the lenders under the Credit Agreement and their affiliates have various relationships with the Company and its Subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services for which they receive customary fees and may do so in the future.

                 The Credit Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 31, 2006. A copy of the Amendment to the Credit Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation
under an Off-Balance Sheet Arrangement of a Registrant.

                        The description set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1     Amendment No. 1 dated as of December 6, 2007 to the Amended and Restated Credit Agreement dated as of January 25, 2006 between the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JOURNAL REGISTER COMPANY
(Registrant)

Date: December 11, 2007		/s/ Edward J. Yocum
	By:	Edward J. Yocum
	Title:	Senior Vice President, General
Counsel & Corporate Secretary

Exhibit Index

Exhibit Description

10.1	Amendment No. 1 dated as of December 6, 2007 to the Amended and Restated Credit Agreement dated as of January 25, 2006 between the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.